Exhibit 99.1

PCTEL Board of Directors Authorizes Stock Buyback and Quarterly

Dividend Increase

BLOOMINGDALE, IL – November 13, 2014 — PCTEL, Inc. (NASDAQ:PCTI), a leader in Performance Critical Telecom solutions announced today that the PCTEL Board of Directors has approved a 25 percent increase in the company’s regular quarterly dividend to $.05 per share on its common stock. The quarterly dividend had been $.04 per share. This dividend will be payable on February 13, 2015 to shareholders of record at the close of business on February 6, 2015. PCTEL began paying quarterly dividends in the fourth quarter of 2011 and has raised the dividend on an annual basis. The annualized dividend represents a 2.5 percent yield at the current stock price.

At the same time, the Board of Directors authorized the re-purchase of five (5) percent of the company’s outstanding shares. PCTEL will file a 10b5-1 plan during the current open trading window that will outline the parameters for this program.

“We are committed to improving shareholder return,” said Marty Singer, PCTEL’s Chairman and CEO. “The dividend increase and stock buyback is consistent with our balanced approach to capital allocation. While we continue to pursue opportunities to acquire financially attractive and strategically compatible assets, we also recognize the value of investing in PCTEL and providing a steady return to our shareholders,” added Singer.

Since 2002, PCTEL has repurchased over $70 million of its stock and paid a one-time dividend of $10.3 million. Between 2011 and November 14, 2014 the company will have paid $8.3 million in quarterly dividends. The new stock repurchase authorization and dividend increase will represent an additional multi-million investment in 2015. The company has just over $59 million in cash and short-term investments. In the third quarter, the company generated $27.9 million in revenue and increased cash by $5 million.

ABOUT PCTEL

PCTEL delivers Performance Critical Telecom solutions. RF Solutions develops and provides test equipment, software, and engineering services for wireless networks. Engineers rely upon PCTEL to visualize, benchmark, and optimize wireless networks. Connected Solutions™ designs and delivers performance critical antennas and site solutions for wireless networks globally. Our antennas support evolving wireless standards for cellular, private, and broadband networks. PCTEL antennas and site solutions support networks worldwide, including SCADA for oil, gas and utilities, fleet management, industrial operations, health care, small cell and network timing deployment, defense, public safety, education, and broadband access.

PCTEL’s performance critical products include its SeeGull® scanning receivers and CW Transmitter, SeeHawk® and SeeHawk® Touch™ analytic software, and its SeeWave™ interference locating system. PCTEL is recognized globally for its industry leading-edge IBflex™, EXflex™, and MX scanning receivers and its sophisticated in-building Network Engineering Services (NES).

PCTEL’s performance critical MAXRAD® and Bluewave™ antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We provide performance critical mobile towers for demanding emergency and oil and gas network applications and leverage our design, logistics, and support capabilities to deliver performance critical site solutions into carrier, railroad, and utility applications.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: www.pctel.com, www.antenna.com, or www.rfsolutions.pctel.com.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com